Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 600 17th Street, Suite 1600 North Denver, CO 80202-4444

Company contact:
Jonathan Bloomfield
Executive Vice President and CFO
(303) 565-4600
jbloomfield@teton-energy.com
www.teton-energy.com

Teton Energy Corporation Files for
Reorganization under Chapter 11 of the U.S. Bankruptcy Code

DENVER, November 9, 2009 /PRNewswire/ -- Teton Energy Corporation (“Teton”) (Nasdaq: TEC) today announced that it and each of its subsidiaries have filed voluntary Chapter 11 petitions and a proposed plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

The plan of reorganization provides for the emergence of Teton from bankruptcy as a reorganized entity, and contemplates the re-vesting of Teton’s assets in the reorganized Teton free and clear of any liens, encumbrances or other interests, and the funding of Teton’s obligations under the plan through a transfer of its assets pursuant to a Court approved auction process.  To facilitate this sale, Teton has entered into an agreement with Rise Energy Partners II, LLC, a Delaware limited liability company, whereby Rise has agreed to fund Teton’s emergence from the reorganization proceedings. Under the proposed plan of reorganization and agreement with Rise, if confirmed by the Bankruptcy Court, Rise, if the highest bidder in the auction process, will acquire 100% of the membership interests of the reorganized Teton, which will be a limited liability company.  In exchange, Rise has agreed to contribute $18.7 million, of which $11.7 million will be contributed in cash and $7 million will be contributed in the form of a loan.  The funds will be used to pay off Teton’s creditors.

Teton remains in possession of its assets, and will continue to manage and operate its business and properties in the ordinary course throughout the reorganization process while seeking confirmation of its plan of reorganization under the jurisdiction of the Bankruptcy Court. The Chapter 11 filing and the plan of reorganization have been designed to protect the integrity of Teton’s operations and the value of its assets.

In addition to the filing of the Chapter 11 cases, Teton has filed for the Bankruptcy Court’s consideration several “first day” motions on an expedited basis, concerning its employees, vendors and other service providers in order to be able to continue to operate normally. Generally, the Federal bankruptcy laws prohibit a debtor from paying outstanding obligations that arose prior to the filings under Chapter 11 of the Bankruptcy Code. These obligations will be provided for under the direction of the Bankruptcy Court.

The plan of reorganization is subject to confirmation by the Bankruptcy Court and the approval of certain creditors. The Company expects confirmation of the plan of reorganization during January 2010.

Teton would like to inform investors that it believes it is likely that there will be no value for its common stockholders in the bankruptcy process. Teton does not contemplate its stockholders receiving any recovery absent it receiving a substantially higher and better offer for the membership interests in the reorganized company. Stockholders of a company in chapter 11 generally receive value only if all claims of the company’s secured and unsecured creditors are fully satisfied. In this case, the expected proceeds from the sale are substantially less than the amount Teton’s secured and unsecured creditors are owed.  Therefore, Teton’s management strongly believes all such claims will not be fully satisfied, leading to its belief that its common stock will have no value.

Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, eastern Denver-Julesburg Basin in Colorado and the Big Horn Basin in Wyoming. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, Teton’s inability to continue business operations during the Chapter 11 proceeding; Teton’s ability to obtain court approval of the plan of reorganization and various other motions it filed as part of the Chapter 11 proceeding; Teton’s ability to consummate the plan of reorganization as currently planned; risks associated with third party motions in the Chapter 11 proceeding which may interfere with Teton’s reorganization as currently planned; Teton’s ability to seek, obtain and approve a higher or better offer as the winning bid in the bankruptcy court auction process; Teton’s ability to close the Plan Sponsorship Agreement, whether with the proposed purchaser or an offer from a higher and better bid; the potential adverse effects of the Chapter 11 proceeding on Teton’s liquidity and results of operations; Teton’s ability to retain and motivate key executives and other necessary personnel while seeking to implement its plan of reorganization; market conditions; oil and gas price volatility; uncertainties inherent in oil and gas production operations and estimating reserves; unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s Annual Report on Form 10-K for the year ended December 31, 2008. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.